Exhibit 99.1

EverBank Financial Corp Announces Stockholder Approval of Merger

November 9, 2016 - Jacksonville, FL - EverBank Financial Corp (NYSE: EVER) announced today that the Company’s stockholders voted to approve its acquisition by Teachers Insurance and Annuity Association of America (TIAA) at a special stockholder meeting held in Jacksonville, FL today. Out of the votes cast at the meeting, 99.8% were in favor of the acquisition.

TIAA announced an agreement to acquire EverBank for $19.50 per share of common stock in cash pursuant to an agreement and plan of merger, dated August 7, 2016. Acquisition closing is still subject to customary regulatory approval and is expected to occur in the first half of 2017.

About EverBank Financial Corp
EverBank Financial Corp, through its wholly-owned subsidiary EverBank, provides a diverse range of financial products and services directly to clients nationwide through multiple business channels. Headquartered in Jacksonville, Florida, EverBank has $28.7 billion in assets and $19.6 billion in deposits as of September 30, 2016. With an emphasis on value, innovation and service, EverBank offers a broad selection of banking, lending and investing products to consumers and businesses nationwide. EverBank provides services to clients through the internet, over the phone, through the mail, at its Florida-based financial centers and at other business offices throughout the country. More information on EverBank can be found at https://about.everbank/investors.
INVESTOR RELATIONS
Scott Verlander
scott.verlander@everbank.com
904.623.8455

MEDIA
Michael Cosgrove
michael.cosgrove@everbank.com
904.623.2029

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